The Board of Directors
Beckman Instruments, Inc.:

We consent to the use of our report incorporated herein by reference. Our report refers to a change in accounting to adopt the provisions of Financial Standards Board's Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," in 1994.


/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP

Orange County, California
April 8, 1997